EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement statements of FOCUS Enhancements, Inc. on Form S-8 (Nos. 33-80498 and 33-80651) of our report, which included an explanatory paragraph about the company's ability to continue as a going concern, dated March 14, 1997 (except for Notes 7 and 15 as to which the date is March 27, 1997), on our audit of the consolidated financial statements of FOCUS Enhancements, Inc. as of December 31, 1996 and for the year then ended, which report is included in this Annual Report on Form 10-KSB.



                                                  /s/ Wolf & Company, P.C.


Boston, Massachusetts
March 31, 1997